                                                                       EXHIBIT 5

                                     PROXY

     The undersigned, being the holder of and/or having the right to vote ________________ shares of the common stock (the "Shares") of RMS Titanic, Inc. (the "Company"), does hereby appoint _______________________ as its attorney-in-fact and proxy, with full power of substitution, to attend any and all meetings, regular or special, of the stockholders of the Company, or any adjournments thereof, with full power to vote the Shares and act for it in the same manner and extent that it might were it personally present at said meetings, and in addition thereto, to vote the Shares for it by written consent in the same manner and to the fullest extent provided by law, in favor of the removal and/or election of one or more members of the Company's Board of Directors.

     The Undersigned's presence at any meeting of the Company's stockholders shall not constitute a revocation of this Proxy with respect to such meeting, and this Proxy shall remain in full force and effect as to such meeting and all subsequent meetings.

Dated: November   , 1999
               ---


                                                --------------------------------



This Proxy shall expire and terminate on                            .
                                        ----------------------------